Exhibit 14

Ball Corporation Executive Officers and
Board of Directors Business Ethics Statement

For years employees, officers and directors have operated under the Ball Corporation ("Ball" or "Corporation") Board of Directors Policies, which rely on fundamental legal and business principles for the conduct of Ball's business. In addition, all employees of Ball, including the Chief Executive Officer, Chief Financial Officer and Controller, have been subject to a code of business ethics which served as a reminder of the ethical commitments of all employees. The original Code of Business Ethics applicable to employees was endorsed by the Ball Board of Directors (the "Board") in April 1994 and has been reviewed and revised periodically since 1994.

More recently the Securities and Exchange Commission ("SEC") has adopted disclosure rules and the New York Stock Exchange ("NYSE") has finalized changes to its Listing Standards which make it desirable for a separate additional business ethics statement to be adopted for the Executive Officers and Directors of Ball.

Goals

Executive Officers and Directors of Ball should conduct their business affairs on behalf of Ball using the highest level of ethics and principles towards the goal of achieving business success within the law, Ball Board policies and ethics standards. The Board or Committees of its' choosing should oversee and the Executive Officers of Ball should seek to ensure that adequate internal control over financial reporting and appropriate disclosure controls and procedures are in place for Ball.

The reputation of Ball for honesty and fair dealing should be continued. The conduct of Executive Officers and Directors should be lawful and in accordance with any applicable Ball Board policies and ethics standards.

Conflicts of Interest

Each Executive Officer and Director shall conduct himself or herself with high ethical standards to avoid a conflict of interest with the Corporation or its stockholders.

A conflict of interest, in the broad sense, may arise where an individual's position or responsibilities on behalf of the Corporation present an opportunity for personal gain apart from the normal rewards of employment or service as an Executive Officer or Director of Ball. It may also arise where an individual's personal interests are so inconsistent with the Corporation's interests that the latter become secondary, or otherwise conflict with his/her proper loyalties to the Corporation. Areas which require specific attention are:

•	Personal Financial Interest

Executive Officers and Directors should avoid any outside commercial interests which might influence their official decisions or actions. Such outside commercial interests could include (a) a financial interest in an enterprise which has business relations with the Corporation if such financial interest represents a significant part of the net worth of the individual or enterprise; and (b) an investment in another business which competes with any of the Corporation's interests if such investment represents a significant part of the net worth of the individual or of the net value of the other business. In short, financial activity in any form which would involve or suggest "self dealing" should be avoided.

•	Inside Information

Executive Officers and Directors should refrain from the purchase or sale of the Corporation's securities or from involvement in any outside transaction which is influenced by confidential information or special knowledge of the Corporation's activities. Confidential information or special knowledge would be that which is not generally known or available to the public and is material.

•	Gratuities

Each Executive Officer and Director should not place himself or herself under actual or apparent obligation to anyone by accepting or permitting those close to him/her to accept gifts or other favors where it might appear that they were given for the purpose of improperly influencing the individual in the performance of his/her duties.

•	Outside Activities

Executive Officers and Directors should avoid outside employment or activities which would substantially impair the effective performance of their obligations to the Corporation, either because of excessive demands on their time, or because of their assumption of outside commitments is obviously contrary to their legitimate commitments to the Corporation.

Finally, material conflict of interest situations do occasionally present themselves and those that do are hopefully inadvertent. Where only potential, they should be avoided by personal foresight and planning. Where actual, they should be eliminated promptly upon their discovery, and full disclosure should be made to the Chairman of the Board who will deal with the matter.

Corporate Opportunity

Executive Officers and Directors should advance the legitimate interests of Ball. Executive Officers and Directors should not take for themselves or their family's business opportunities that are discerned through the use of Ball property, information or position or use Ball property, information or position for their personal gain without full disclosure to the Chairman of the Board who will deal with the matter. Executive Officers and Directors should avoid competing with Ball without full disclosure to the Chairman of the Board who will deal with the matter.

Confidential Business Information

Executive Officers and Directors of Ball should maintain the confidentiality of business information imparted to them in the course of their service to Ball, except to advance the legitimate business interests of Ball or where disclosure is legally mandated.

Use of Company Assets

The Board or committees of its choosing oversees and the Executive Officers are responsible for the protection of Ball's assets and their efficient use. Executive Officers and Directors should use Ball assets for legitimate business purposes and not for any unlawful or improper purpose.

No Personal Loans to Executive Officers and Directors

The Corporation will comply with the provision of the Sarbanes-Oxley Act of 2002 prohibiting the extension of credit in the form of personal loans to Executive Officers and Directors of Ball.

Full, Fair, Accurate, Timely, and Understandable Disclosure

The Board or committees of its' choosing oversees and the appropriate Executive Officers are responsible for designing or causing the design and establishing and maintaining internal control over financial reporting and disclosure controls and procedures of Ball, maintenance of financial information consistent with U.S. generally accepted accounting principles, SEC rules and regulations and Ball policy and procedures and the prevention and detection of fraud by employees who have a significant role in the internal control over financial reporting or disclosure controls and procedures of Ball.

Compliance with Laws and Regulations

Ball policy is to comply with all laws and regulations applicable to its business. Executive Officers and Directors should comply with all laws and regulations in any country in which they are so acting. Laws and regulations may sometimes be ambiguous or difficult to interpret. Questions concerning interpretation or compliance should be referred to the Corporate or Ball Packaging Europe Law Department, as appropriate, who may refer such question to the General Counsel for appropriate action.

Existing Ball Policy and Ethics

Executive Officers and employee Directors of Ball remain subject to the Business Ethics booklets, Ball policies and compliance requirements applicable to Ball employees.

Compliance with Statement

Executive Officers and Directors of Ball are expected to comply with this Business Ethics Statement. Amendments may only be made by the Nominating/Corporate Governance Committee of the Board or the entire Board. Such amendments will be disclosed in a manner which complies with SEC and NYSE requirements.

Violations and Waivers

The Chairman of the Board or his/her designate will be the focal point for coordinating and delivering the needed information to the appropriate committee of the Board or the disinterested members of the entire Board to address violations of this statement, requests for waivers of relevant portions of this statement or implied waivers of portions of this statement. Executive Officers and Directors are expected to cooperate as required in the development of the needed information. The Chair of the Nominating/Corporate Governance Committee, with the assistance of the General Counsel, will be the focal point for coordinating and delivering the needed information to the appropriate committee of the Board or the disinterested members of the entire Board to address any of the above with regard to the Chairman of the Board.

The entire Nominating/Corporate Governance Committee or all of the disinterested Directors of the Board shall be the only bodies authorized to grant waivers or implied waivers regarding this Business Ethics Statement. Such waivers or implied waivers will be disclosed in a manner which complies with SEC and NYSE requirements.

Reporting Concerns

Interested parties, including employees of the Corporation, may communicate in writing concerns under this Business Ethics Statement including accounting, internal control over financial reporting, disclosure controls and procedures, auditing, legal and ethical matters.

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Concerns related to accounting, internal control over financial reporting, disclosure controls and procedures, auditing and legal matters should be sent to the Chair of the Audit Committee, c/o Corporate Secretary by mail to P.O. Box 5000, Broomfield, CO 80038-5000 or via facsimile transmission to (303) 460-2127. Anonymous submissions or submissions marked confidential should be sent by mail.

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All other concerns related to this Business Ethics Statement should be sent to the Chairman of the Board or the Chair Nominating/Corporate Governance Committee, as appropriate, c/o Corporate Secretary at the above addresses.

The Chairman of the Board or the Chair of the appropriate committee may instruct the Corporate Secretary to review, sort and summarize communications to assist the Board and the appropriate committee in addressing the communications.